Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

TELETOUCH COMMUNICATIONS, INC.

as Buyer

and

Glen Binion

as Seller

January 29, 2004

-i-

TABLE OF CONTENTS

(continued)

-ii-

SCHEDULES

2.1(a)	Permits
4.1	Consents and Violations
4.4	Lapsed or Expired Permits

EXHIBITS

Exhibit A	Noncompetition and Nonsolicitation Agreement
Exhibit B	Provisional Lease Agreement
Exhibit C	Provisional Management Agreement
Exhibit D	Provisional Reseller Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of January 29, 2004, is by and between Teletouch Communications, Inc., a Delaware corporation (“Buyer”), and Glen Binion, a resident of the State of Texas (“Binion”).

W I T N E S S E T H:

WHEREAS, Buyer is a party to that certain Asset Purchase Agreement, dated January 29, 2004, among Buyer, DCAE, Inc. and Wayne Lott (the “DCAE Purchase Agreement”) pursuant to which Buyer is purchasing from DCAE, Inc. certain assets of DCAE, Inc. associated with DCAE, Inc.’s business of (a) operating a 450 MHz telecommunications system and marketing and selling 450 MHz and 800 MHz two-way radios and related equipment, supplies and accessories, (b) marketing and selling paging equipment and services and (c) marketing and selling Kenwood and Motorola equipment and supplies as an authorized dealer of Kenwood and Motorola (collectively, the “Business”); and

WHEREAS, Binion is an employee of DCAE, Inc. and is the holder of certain licenses and permits necessary for the operation of the Business; and

WHEREAS, Binion desires to sell to Buyer and Buyer desires to purchase from Binion certain assets of Binion upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Act”: the Communications Act of 1934, as amended.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

“Agreement”: this Asset Purchase Agreement, as amended from time to time as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

“Assets”: as defined in Section 2.1.

“Assumed Obligations”: as defined in Section 2.2.

“Binion”: as defined in the preamble of this Agreement.

“Binion Cash Payment”: as defined in Section 3.1.

“Binion Noncompetition Payment”: as defined in Section 3.1.

“Business”: as defined in the Recitals to this Agreement.

“Business Day”: any day excluding Saturday, Sunday and any day on which banks in Houston, Texas are authorized or required by law or other governmental action to close.

“Buyer”: as defined in the preamble of this Agreement.

“Buyer Indemnitees”: as defined in Section 7.1.

“CMRS”: as defined in Section 12.4.

“Commission”: the Federal Communications Commission.

“Damages”: as defined in Section 7.1.

“DCAE Purchase Agreement”: as defined in the recitals to this Agreement.

“Encumbrances”: liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

“Excluded Liabilities”: as defined in Section 2.4.

“FCC Approvals”: as defined in Section 6.3.

“Governmental Authority”: means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or (b) any person having the authority under any applicable government requirements to assess and collect taxes for its own account.

“Noncompetition and Nonsolicitation Agreement”: the agreement relating to Binion’s noncompetition with Buyer in the form of Exhibit “A” attached hereto.

“Note”: as defined in Section 3.1.

“Pending Applications”: any applications related to the Business filed with, but not granted by, the Commission on behalf of Binion prior to the date hereof.

“Permits”: as defined in Section 2.1(a).

“Person”: any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or other department or agency thereof or other entity.

“PMRS”: as defined in Section 12.4.

“Provisional Lease Agreement”: as defined in Section 5.3.

“Provisional Management Agreement”: as defined in Section 5.3.

“Provisional Reseller Agreement”: as defined in Section 5.3.

“Purchase Price”: as defined in Section 3.1.

“Regulated Permits”: as defined in Section 6.3.

“Rules and Regulations”: as defined in Section 5.10(b).

“Schedules”: The schedules of Binion, Buyer or both as appropriate in the context and as referenced throughout this Agreement.

“Tax”: any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any Governmental Authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

(d) Reference to the “best knowledge” of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.

(e) All references made herein to schedules and exhibits refer to the schedules and exhibits attached hereto, which are incorporated into and made a part of this Agreement by reference.

ARTICLE II

THE TRANSACTION

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Binion, and Binion agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, all of Binion’s rights, title and interest in and to the following assets (the “Assets”) free and clear of all Encumbrances, to Buyer on the date hereof (except with respect to certain Permits which shall be conveyed in accordance with Section 6.3) against the receipt by Binion of the Purchase Price:

(a) Permits. all licenses, permits, franchises, consents, approvals and authorities granted to Binion by any Person and applicable to the Business, including, but not limited to, all licenses and permits issued by the Commission and the Federal Aviation Administration, including all Pending Applications (collectively, the “Permits”), all of such Permits, together with associated frequencies (if applicable) are listed on Schedule 2.1(a), except, however, any Permits of Binion with respect to towers or equipment located within a fifty (50) mile radius of the main post office in Austin and San Antonio, Texas; and

(b) Additional Assets. any additional assets held by Binion that are held for use in connection with the Business.

2.2 Assumption of Obligations. Upon the sale of the Assets by Binion, Buyer shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the date hereof, all of Binion’s obligations with respect to the Permits properly transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits (the “Assumed Obligations”).

The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any contracts, agreements, instruments or arrangements of any kind with Binion. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Obligations.

2.3 Excluded Obligations and Liabilities. It is expressly understood and agreed that, except as specifically provided in Section 2.2, Buyer shall not be obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of Binion, whether absolute or contingent, known or unknown (“Excluded Liabilities”), including, but not limited to debts, obligations, costs, expenses and liabilities:

(a) for any Taxes owed by Binion, including without limitation, any foreign, federal, state or local Tax (i) based on income or revenues of Binion, or any state franchise tax or sales or use taxes of Binion, (ii) for any losses, costs, damages, judgments, penalties, expenses, fines, debts, liabilities and obligations of any nature whatsoever based upon or arising (i) from any agreement, commitment, undertaking, law, rule, regulation, order or other obligations, or (ii) out of any claims or actions against Binion or Buyer, in either case arising out of events, facts, circumstances or conditions existing on or occurring prior to the date hereof, whether or not filed or known to Binion prior to the date hereof, unless such claims arise from Buyer’s failure to perform an Assumed Obligation;

(b) for any of the liabilities or expenses of Binion incurred in the negotiation of and carrying out of its obligations under this Agreement;

(c) for liabilities and obligations of Binion to Buyer created by this Agreement;

(d) for any regulatory user fees attributable to the Assets for the period prior to the date hereof and payable to the Commission.

Binion agrees to satisfy and discharge all the liabilities of Binion relating to the Assets and which are not assumed by Buyer pursuant to the terms of this Agreement, whether known on the date hereof or thereafter determined, and, pursuant to Section 7.1 below, Binion agrees to indemnify and hold Buyer harmless with respect thereto.

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1 Amount; Delivery. In addition to Buyer’s assumption of the Assumed Obligations, Buyer agrees to deliver to Binion the consideration as follows (the “Purchase Price”), which Purchase Price shall be remitted by Buyer to Binion, in the following manner:

(a) $25,000 in cash (the “Binion Cash Payment”) to Binion on the date hereof, the receipt and sufficiency of which is hereby acknowledged by Binion;

(b) $25,000 in cash (the “Binion Noncompetition Payment”) to Binion on the date hereof, constituting the consideration payable to Binion under the Noncompetition and Nonsolicitation Agreement to which Binion is a party, the receipt and sufficiency of which Binion hereby acknowledges; and

(c) a promissory note (the “Note”) in the amount of $60,000 on the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BINION

Binion hereby represents and warrants to Buyer as follows:

4.1 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Binion and the consummation by Binion of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority applicable to Binion or by which any of his properties or assets may be bound; (b) require any filing by Binion with, or require Binion to obtain any Permit of, or require Binion to give any notice to, any Governmental Authority other than as set forth on Schedule 4.1; or (d) other than as set forth on Schedule 4.1, result in a violation or breach by Binion of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Binion, or give rise to any right of termination, cancellation, payment or acceleration, under or result in the creation of any Encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, contract, or other instrument or obligation to which Binion is a party, or by which he or any of the Assets may be bound.

4.2 Ownership of Permits. Binion is the owner of the Permits listed on Schedule 2.1(a) hereto.

4.3 Transferability; Condition of Permits. To the best knowledge of Binion, the Permits issued to Binion by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement. No event has occurred or fact exists with respect to the Permits listed on Schedule 2.1(a) which allows or, after notice or lapse of time or both would permit, revocation or termination of any of such Permits or would result in any other impairment of the rights of the holder of any of such Permits or which might limit the operation of Seller’s Business as it is now conducted. Binion has performed all of its respective obligations under such Permits. The Commission’s action granting the Permits, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled, or suspended, and there is not pending or, to the knowledge of Binion, threatened, any application, petition, objection, or other pleading with the Commission or other governmental entity which challenges or questions the validity of or any rights the holder under any such Permit.

4.4 Construction of Facilities. Except for those Permits set forth on Schedule 4.4, All Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Act (the “Rules and Regulations”) and where required, Binion has filed appropriate construction notifications with the Commission.

ARTICLE V

COVENANTS OF BINION

Binion hereby covenant and agree with Buyer as follows:

5.1 Cooperation by Binion. Binion shall use his reasonable best efforts to cooperate with Buyer to secure all necessary consents, approvals (including FCC Approvals), authorizations, exemptions and waivers from third parties as shall be required in order to enable Binion to effect the transactions contemplated hereby, and Binion shall otherwise use his reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Binion further agrees to deliver to Buyer prompt written notice of any event or condition known to or discovered by him, which if it existed on the date of this Agreement would result in any of the representations and warranties of Binion contained herein being untrue in any material respect. In addition, Binion shall cooperate with Buyer and shall use his reasonable best efforts to assist Buyer in obtaining the proper renewal or replacement of the Permits identified on Schedule 4.4.

5.2 Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) Business Days from the date hereof, Buyer and Binion shall file any forms required by the Commission to transfer the Assets. Binion agrees that he will cooperate with Buyer in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Binion shall deliver to Buyer and its counsel drafts of such filings by Binion and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials. It is further agreed that, as soon as reasonably practicable, but in no event more than fifteen (15) Business Days after the date hereof, Buyer and Binion shall amend any Pending Applications to replace Binion with Buyer as the proposed licensee.

5.3 Provisional Agreements. At the Closing, Binion shall:

(a) lease from Buyer certain of the Assets in accordance with the Radio Equipment Lease Agreement attached hereto as Exhibit C (the “Provisional Lease Agreement”);

(b) enter into the Management Agreement attached hereto as Exhibit D (the “Provisional Management Agreement”) for the provision by Buyer of certain management services on behalf of Binion; and

(c) enter into the Reseller Agreement attached hereto as Exhibit E (the “Provisional Reseller Agreement”).

5.4 Further Assurances. At any time or from time to time after the date hereof, Binion shall, at the reasonable request of Buyer and at Buyer’s expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

ARTICLE VI

CLOSING DELIVERIES

6.1 Binion’s Deliveries. Binion is hereby delivering to Buyer, against delivery of the items specified in Section 6.2:

(a) a bill of sale, assumption and other instruments of transfer, assignment and conveyance in form and substance reasonably satisfactory to Buyer sufficient to (i) transfer to and effectively vest in Buyer all right, title and interest in the Assets together with possession of the Assets free and clear of all Encumbrances, and (ii) at Buyer’s option, transfer to and effective with Teletouch Licenses, Inc. or any other wholly-owned subsidiary of Buyer, identified by Buyer no later than five (5) days prior to the date hereof, all rights, title and interest in and to the Permits;

(b) the Noncompetition and Nonsolicitation Agreement

(c) the Provisional Lease Agreement;

(d) the Provisional Management Agreement;

(e) the Provisional Reseller Agreement; and

(f) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

6.2 Buyer’s Deliveries. Buyer is hereby delivering to Binion, against delivery of the items specified in Section 6.1:

(a) a wire transfer for the total of the Binion Cash Payment and the Binion Noncompetition Payment;

(b) the Note;

(c) the Provisional Lease Agreement;

(d) the Provisional Management Agreement; and

(e) the Provisional Reseller Agreement;

6.3 Transfer of Permits.

(a) Governmental Approvals. With respect to Binion’s licenses issued by the Commission with a Commercial Mobile Radio Service (“CMRS”) regulatory status or a Private Mobile Radio Service (“PMRS”) regulatory status if licensed for spectrum above 470 MHz, such licenses shall not be transferred until all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission (“FCC Approvals”) and until such FCC Approvals shall be final and nonappealable. With respect to Binion’s licenses issued by the Commission with a PMRS regulatory status if licensed for spectrum below 470 MHz, such licenses shall not be transferred until the parties have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations following the filing of the required applications with the Commission. All Permits requiring such approvals for transfer are hereinafter referred to collectively as the “Regulated Permits.”

(b) Transfer of Regulated Permits. Notwithstanding any provision of this Agreement to the contrary, Binion shall assign all of his rights, title and interest in and to the Regulated Permits on the first business day following the date on which the parties receive, as applicable, (a) evidence of final and nonappealable FCC Approvals with respect to Binion’s licenses issued by the Commission with a CMRS regulatory status or a PMRS regulatory status for spectrum above 470 MHz or (b) evidence of authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations with respect to Binion’s licenses issued by the Commission with a PMRS regulatory status for spectrum below 470 MHz. Binion shall deliver to Buyer on such date the evidence referenced in this Section 6.3.

6.4 Possession. Simultaneously with the consummation of the transfers contemplated herein, Binion shall put Buyer in full possession and enjoyment of all Assets to be conveyed and transferred by this Agreement.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Indemnification of Buyer. Binion shall indemnify and hold Buyer, its officers, directors, shareholders, agents, Affiliates, successors and assigns (the “Buyer Indemnitees”) harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”) suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Binion under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Buyer by Binion pursuant to the terms of this Agreement, (b) any liability or obligation which pertains to the ownership, operation or conduct of the Assets arising from any acts, omissions, events, conditions or circumstances occurring before the date hereof and (c) the Excluded Liabilities.

7.2 Survival of Representations and Warranties. The representations and warranties contained in Article IV of this Agreement shall survive until the fifth anniversary date of the date hereof except for the representations and warranties in Section 4.1, which shall survive indefinitely.

7.3 General. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Binion, addressed to:

Glen Binion

13861 East Riviera Drive

Burleson, Texas 76028

If to Buyer, addressed to:

Teletouch Communications, Inc.

110 North College Avenue, Suite 200

Tyler, Texas 75702

Attention: J. Kernan Crotty

Telecopy: (903) 595-8865

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

8.2 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

8.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Binion without the prior written consent of Buyer. Binion and Binion hereby specifically consent to the assignment, at the election of Buyer and in connection with the FCC Approvals to be obtained as a condition of Closing, of all Permits of Binion issued by the Commission and subject to assignment and/or transfer from Binion to Buyer pursuant to the Agreement may be transferred and assigned to either Buyer, Teletouch Licenses, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer or any other wholly-owned subsidiary of Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

8.5 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Binion shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

8.6 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.7 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

8.8 Sales and Transfer Taxes. Binion shall be responsible for and pay any applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

8.9 Expenses. Except as otherwise provided in this Agreement, Binion and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, provided, however, that Binion and Buyer shall share equally all filing fees payable to the Commission.

8.10 Publicity. Except as otherwise required by applicable laws or regulations, Binion shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Buyer to the contents and the manner of presentation and publication thereof.

8.11 Review by Legal Counsel. BINION HEREBY ACKNOWLEDGES AND AGREES THAT HE HAS READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS TO BE DELIVERED IN CONNECTION HEREWITH. BINION FURTHER ACKNOWLEDGES THAT HE HAS BEEN PROVIDED SUFFICIENT OPPORTUNITY TO REVIEW THIS AGREEMENT WITH THE ASSISTANCE OF AN INDEPENDENT ATTORNEY AND HAS BEEN ADVISED BY BOTH BUYER AND DCAE TO SEEK THE ASSISTANCE OF AN ATTORNEY IN CONNECTION WITH THE NEGOTIATION AND REVIEW OF THIS AGREEMENT. BINION UNDERSTANDS THAT NEITHER DCAE’S NOR BUYER’S COUNSEL REPRESENTS BINION IN ANY CAPACITY.

(Remainder of page intentionally left blank; signature page follows.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

TELETOUCH COMMUNICATIONS, INC.

By:

Name:

Title:

Glen Binion